THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH AND HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                                               This filing is made pursuant to
                                               Rule 424(b)5 under the Securities
                                               Act of 1933 in connection with
                                               Registration No. 333-58968

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2001

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 27, 2001)

                             [BECKMAN COULTER LOGO]
                              $
                             BECKMAN COULTER, INC.
                                     % SENIOR NOTES DUE 2011
                               ------------------
     The notes will pay interest at the rate of           % per annum. Interest
on the notes is payable semi-annually in arrears on each           and
          , commencing on           , 2002. The notes will mature on           ,
2011. We may redeem some or all of the notes at any time at the price determined as described under the heading "Description of Notes -- Optional Redemption."

     The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will be unconditionally guaranteed by certain of our wholly-owned subsidiaries subject to release as provided in the indenture.
                               ------------------
     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE    TOTAL
                                                              --------   --------
Public offering price                                                %   $
Underwriting Discount                                                %   $
Proceeds to Beckman Coulter (before expenses)                        %   $

     Interest on the notes will accrue from           , 2001 to the date of
delivery.
                               ------------------
     The underwriters expect to deliver the notes to purchasers on or about
          , 2001.
                               ------------------
                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                              MORGAN STANLEY

November           , 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AFTER THE DATES ON THE FRONT COVERS OF EACH OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND AFTER THE DATE OF FILING OF THE INCORPORATED DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

     AS USED IN THIS PROSPECTUS SUPPLEMENT, THE TERMS "BECKMAN COULTER," "WE," "US," OR "OUR" REFER TO BECKMAN COULTER, INC. AND ITS SUBSIDIARIES AS A COMBINED ENTITY, UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES.
                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................   S-3
Summary Financial Data......................................   S-4
Risk Factors................................................   S-6
Use of Proceeds.............................................  S-10
Capitalization..............................................  S-10
Beckman Coulter, Inc........................................  S-11
Description of the Notes....................................  S-19
Underwriting................................................  S-31
Legal Matters...............................................  S-32
Experts.....................................................  S-32

                            PROSPECTUS
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
Incorporation of Certain Documents by Reference.............     2
Forward Looking Statements..................................     2
Beckman Coulter.............................................     3
Use of Proceeds.............................................     3
Ratios of Earnings to Fixed Charges.........................     3
Description of Securities...................................     4
Description of Debt Securities..............................     4
Description of Common Stock and Preferred Stock.............    13
Description of Depositary Shares............................    16
Description of Warrants.....................................    20
Plan of Distribution........................................    22
Legal Matters...............................................    23
Experts.....................................................    23

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements. These include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and may be recognized by the use of terms such as "should," "outlook," "anticipates," "expects" and "foresees." All forward-looking statements are based on information available and our expectations at the time they are made, and are subject to a number of risks and uncertainties, some of which are beyond our control.

SALES

     Our ability to achieve our anticipated level of sales is affected by factors such as capital spending policies and the availability of government funding. In particular, many life science research customers are reliant on government funding and a number of clinical diagnostics customers rely on various funding sources and prompt and full reimbursement by Medicare and equivalent programs in other countries. Sales also are impacted by the effect of potential health care reforms, loss of market share through aggressive competition, the rate at which we and our competitors introduce new products, comparative pricing (especially in areas where currency has an effect), and general economic conditions in significant foreign countries in which we do business, such as Japan and Germany.

EARNINGS AND FINANCIAL RESULTS OF OPERATIONS

     Actual earnings may differ from those estimated due to factors such as changes in foreign currency exchange rates. Earnings also may be impacted by unanticipated increases in interest rates on the portion of our debt that is not fixed, thereby increasing our interest expense. Earnings per share (EPS) may be affected by the number of shares outstanding and, with respect to diluted EPS, the number and value of options outstanding. The effect of taxes and changes in tax policy also may have an effect as may unanticipated increases in labor and other costs. In recent years, consolidation among health care providers and the formation of buying groups has put pressure on pricing. These pressures challenge our ability to maintain historical profit margins, unless we can also obtain equivalent decreases in operating costs.

PRODUCTS

     Expected introductions of new products may be impacted by complexity and uncertainty regarding development of new high-technology products. In addition, our ability to introduce new products and to continue marketing existing products may be affected by patents and other intellectual property. Introduction of new products may be affected by delays in obtaining any government approvals necessary to market the products, particularly in clinical diagnostics. Introduction of new products also may be delayed due to shortages in qualified engineers, programmers, and other key labor categories. The ability to obtain raw materials and components, especially in the rapidly evolving electronic components market, usually does not affect the introduction of new products, but may affect our ability to achieve anticipated production levels.

                             SUMMARY FINANCIAL DATA

     The following summary historical consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and the "Management's Discussion and Analysis" incorporated by reference in the accompanying prospectus. The consolidated statements of operations data and cash flows for each of the three years ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 and 1999 are derived from our audited consolidated financial statements which are incorporated by reference in the accompanying prospectus. The consolidated statement of operations data and cash flows for the fiscal years ended December 31, 1997 and 1996 and the consolidated balance sheet data at December 31, 1998, 1997 and 1996 are derived from our audited consolidated financial statements which are not included or incorporated by reference in the accompanying prospectus. The consolidated balance sheet data at September 30, 2001 and 2000 and the statements of operations data and cash flows for the nine months ended September 30, 2001 and 2000 are derived from our unaudited condensed consolidated financial statements which are incorporated by reference in the accompanying prospectus. Historical results are not necessarily indicative of the results to be expected in the future. On October 5, 2000, our Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend. The split entitled each stockholder of record on November 15, 2000 to receive an additional share of common stock for every share held on that date. All share and per share amounts have been retroactively restated to reflect this two-for-one split.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                   -------------------   ----------------------------------------------------
                                     2001       2000       2000       1999       1998     1997(1)      1996
                                   --------   --------   --------   --------   --------   --------   --------
                                               (IN MILLIONS, EXCEPT RATIOS AND AMOUNTS PER SHARE)
SUMMARY OF OPERATIONS:
Total sales......................  $1,405.7   $1,361.6   $1,886.9   $1,808.7   $1,718.2   $1,198.0   $1,028.0
Gross profit.....................     652.2      641.1      891.3      866.6      797.6      588.3      550.2
Operating income before special
  items(2).......................     164.4      162.1      230.2      216.3      133.9      104.4      122.5
Earnings before special items and
  accounting change, after
  taxes(2)(3)....................      93.2       82.5      124.1      105.9       44.7       54.0       74.7
Net earnings (loss)..............      90.1       82.5      125.5      106.0       33.5     (264.4)      74.7
Diluted earnings (loss) per share
  before accounting change(3)....  $   1.46   $   1.34   $   2.03   $   1.79   $   0.57   $  (4.79)  $   1.29
Diluted earnings (loss) per
  share..........................  $   1.41   $   1.34   $   2.03   $   1.79   $   0.57   $  (4.79)  $   1.29

BALANCE SHEET DATA:
Cash and cash equivalents........  $   22.0   $   18.3   $   29.6   $   34.4   $   24.7   $   33.1   $   34.6
Working capital..................     486.7      456.6      426.7      390.5      237.3       81.8      300.1
Total assets.....................   2,122.7    2,011.3    2,018.2    2,110.8    2,133.3    2,331.0      960.1
Long-term debt, less current
  maturities(4)..................     805.2      910.3      862.8      980.7      982.2    1,181.3      176.6
Stockholders' equity.............     461.1      305.6      343.9      227.9      126.9       81.8      398.9

OTHER DATA:
EBITDA before special items and
  accounting change(2)(3)(5).....  $  272.4   $  275.4   $  387.5   $  372.0   $  305.9   $  228.0   $  217.4
Research & development...........     135.4      130.0      185.0      173.4      171.4      123.6      108.4
Capital expenditures.............     122.7      110.1      141.3      134.9      165.2      100.9      110.5
Net cash provided (used) by
  operating activities...........     172.1      149.0      209.1      212.6       (1.8)     137.8      139.1
Ratio of earnings to fixed
  charges(6).....................      3.2x       2.6x       2.9x       2.6x       1.4x         --       5.0x
Ratio of debt to EBITDA before
  special items and accounting
  change(2)(3)(5)................      2.2x       2.4x       2.4x       2.8x       3.7x       5.5x       0.9x

---------------
(1) Our acquisition of Coulter Corporation on October 31, 1997 was accounted for as a purchase. This summary financial data reflects the consolidation of Coulter Corporation from the date of acquisition.

(2) Excludes pre-tax special items. Special items include: (1) net restructuring (credits) charges of $(2.4) million, $(0.2) million, $19.1 million and $59.4 million, in 2000, 1999, 1998 and 1997, respectively, and (2) a one time write-off of $282.0 million of acquired in-process research and development relating to the Coulter Corporation acquisition in 1997. Including these special items, we reported operating income (loss) of $232.6 million, $216.5 million, $114.8 million and $(237.0) million, in 2000, 1999, 1998 and 1997, respectively. We did not incur any special items for the nine months ended September 30, 2001 and 2000 and for the year ended December 31, 1996.

(3) Excludes the first quarter 2001 cumulative effect of a change in accounting principle relating to the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The net-of-tax charge was $3.1 million, or $0.05 per basic and diluted share.

(4) Excludes a $20.0 million increase due to a fair value adjustment pursuant to SFAS 133 at September 30, 2001.

(5) EBITDA is earnings before interest expense, taxes, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator; however, EBITDA may not be comparable to other registrants' calculations of EBITDA or similarly titled items. You should not consider EBITDA as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America or as an alternative to cash flows as a measure of liquidity. The ratio of debt to EBITDA for the nine months ended September 30, 2001 and 2000 is calculated based on EBITDA for the twelve month periods then ended.

(6) Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $251.9 million. We have computed the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and a portion of rent expense deemed representative of the interest factor.

                                  RISK FACTORS

     Before you invest in the notes, you should be aware that there are various risks associated with such an investment, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase the notes.

OUR LEVEL OF INDEBTEDNESS COULD HAVE IMPORTANT ADVERSE CONSEQUENCES TO US.

     At September 30, 2001, we had $848.6 million of outstanding indebtedness (excluding a $20.0 million increase due to a fair value adjustment pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"). The proceeds of this offering will be used to repay borrowings under our unsecured senior revolving Credit Facility (as defined below under "Description of the Notes -- Certain Definitions"), which is scheduled to mature on October 31, 2002. Subject to certain limitations, we and our subsidiaries may incur or guarantee additional indebtedness, including secured indebtedness, in the future.

     Our ability to make payments on or to refinance our indebtedness (including the notes), and to fund our operations, including planned capital expenditures and research and development expense, depends on our future performance and financial results, which, to a certain extent, are subject to factors that are beyond our control. There can be no assurance that our business will continue to generate cash flow at or above current levels or that anticipated cost savings or growth can be achieved. If we are unable to generate sufficient cash flow from operations in the future to service our debt and operate our business, we may be required to refinance all or a portion of our existing debt, including the notes, to sell assets or to obtain additional financing. There can be no assurance that any such action would be successful.

     Our level of debt has several important effects on our future operations, including:

     - making it more difficult for us to satisfy our obligations with respect to the notes;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;

     - requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other operating needs and uses;

     - limiting our flexibility in planning for, or reacting to, changes in our business and in the clinical diagnostics and life sciences markets;

     - placing us at a competitive disadvantage compared to less leveraged competitors; and

     - exposing us to the risk of increased interest rates since certain of our borrowings are at variable rates of interest.

WE ARE SUBJECT TO RESTRICTIVE FINANCING COVENANTS.

     Our Credit Facility contains a number of covenants that significantly restrict our operations. In addition, we are required to comply with specified financial ratios and tests under the Credit Facility, including minimum net worth, maximum capital expenditures, a debt to earnings ratio, a minimum interest coverage ratio and a maximum amount of debt incurrence. The indentures governing our 7.10% Senior Notes due 2003 and our 7.45% Senior Notes due 2008 (together, the "1998 Senior Notes") and our 7.05% Debentures due 2026 (the "Debentures") and the notes also contain a number of restrictive covenants. Our ability to comply with such covenants and other restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Credit Facility and such indentures that, under the cross-acceleration and cross-default provisions therein, could cause such indebtedness to be immediately due and payable, and permit the lenders under the Credit Facility to terminate their commitments to make further extensions of credit thereunder. We may not be able to meet our obligations under the notes and our other outstanding indebtedness in the event of such acceleration.

WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES.

     The clinical diagnostics and life sciences markets are each highly competitive, and we encounter significant competition in each market from many manufacturers, both domestic and from outside the United States. Many of our competitors are larger and have greater financial resources than we do and are less leveraged than we are. We have from time to time experienced price pressures due to competition. Moreover, competitive and regulatory conditions in many markets restrict our ability to fully recover, through price increases, higher costs of acquired goods and services resulting from inflation.

     Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require continued investment by us in research and development, sales and marketing and customer service and support. There can be no assurance that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining such advantages.

OUR BUSINESS MAY BE AFFECTED BY CAPITAL SPENDING POLICIES AND GOVERNMENT FUNDING; AND WE MAY FACE PRICING PRESSURE DUE TO POTENTIAL HEALTHCARE REFORM.

     Our customers include pharmaceutical and biotechnology companies, research institutions, clinical diagnostics laboratories, hospitals and physicians' offices. The capital spending policies of these companies and institutions have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment and the policies regarding capital expenditures during industry downturns or recessionary periods. Any significant decrease in capital spending by these companies or institutions could have a material adverse effect on our business, financial condition or results of operations. The diagnostics and life sciences markets continue to be unfavorably impacted by economic weakness in Europe and Asia and cost containment initiatives in several governmental and healthcare systems. The life sciences market also continues to be affected by consolidation of pharmaceutical companies and governmental constraints on research and development spending. Cost containment initiatives in the U.S. and European healthcare systems are expected to be continuing factors which may affect our sales.

     Many of our customers, including universities, medical schools and research institutions, obtain funding for the purchase of our products from grants by governments or government agencies. If government funding necessary to purchase our products were to decrease, our business, financial condition or results of operations could be materially adversely affected.

     Healthcare reform and the growth of managed care organizations have been and continue to be factors in the clinical diagnostics market. These competitive forces place constraints on the levels of overall pricing, and thus could have a material adverse effect on the profit margins of our products sold in clinical diagnostics markets. Such continuing changes in the United States and European healthcare markets could also force us to alter our approach in selling, marketing, distribution and servicing our customers.

WE ARE EXPOSED TO FLUCTUATIONS IN THE EXCHANGE RATES OF FOREIGN CURRENCY; AND WE ARE EXPOSED TO OTHER RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY.

     We manufacture our products principally in the United States, but we generate approximately 45% of our revenues from sales made outside the United States by our international subsidiaries. Sales generated by our international subsidiaries generally are denominated in the subsidiary's local currency, thereby exposing us to the risk of foreign currency fluctuations. Our reporting currency is the U.S. dollar, and U.S.

dollar denominated expenses represent a much greater percentage of our operating expenses than U.S. dollar denominated sales represent of total net sales. As a result, appreciation of the U.S. dollar against our major trading currencies has a negative impact on our results of operations, and depreciation of the U.S. dollar has a positive impact. Although we seek to mitigate the effects of changing currency exchange rates through hedging programs, appreciation of the U.S. dollar could have a material adverse effect on our business, financial condition or results of operations.

     In addition to the currency risks discussed above, our international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. There can be no assurance that one or a combination of these factors will not have a material adverse impact on our ability to maintain or increase our foreign sales or on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES.

     We own numerous United States and foreign patents, and have patent applications pending in the United States and abroad. We also own numerous United States and foreign registered trademarks and trade names and have applications for the registration of trademarks and trade names pending in the United States and abroad. In addition, we possess a wide array of unpatented proprietary technology and know-how and we license certain intellectual property rights to and from third parties. We believe that our intellectual property rights in the aggregate are of material importance in the operation of our business.

     Our ability to compete effectively with other companies depends, to some extent, on our ability to maintain the proprietary nature of our intellectual property. There can be no assurance as to the degree of protection offered by the claims of the various patents or the likelihood that patents will be issued on pending patent applications. If we were unable to maintain the proprietary nature of our intellectual property with respect to our significant current or proposed products, our business could be materially adversely affected. We may not be able to obtain patent protection for products or processes discovered using our technologies. Furthermore, any patents issued to us may be challenged, invalidated, narrowed or circumvented, or the rights granted thereunder may not provide significant proprietary protection or competitive advantages to us. If challenged, our patents might not be held valid by a court of competent jurisdiction. Legal standards relating to the breadth and scope of patent claims are uncertain. Accordingly, the valid scope of patent claims cannot be predicted. There can be no assurance that the claims of our patents will be interpreted by a court broadly enough to offer significant patent protection to us, or that the claims of a third party's patents will not be interpreted by a court broadly enough to cover some of our products. Litigation, which could result in substantial costs to us, may be necessary to enforce or defend our patents or to determine the scope and validity of third-party proprietary rights. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our business, financial condition or results of operations. An adverse outcome in connection with an infringement or validity proceeding could subject us to significant liabilities and expenses (e.g., reasonable royalties, lost profits, attorneys' fees, trebling of damages for willfulness), require disputed rights to be licensed from third parties or require us to cease using the disputed intellectual property or cease the sale of a commercial product, any of which could have a material adverse effect on our business, financial condition or results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATION WHICH MAY IMPACT OUR BUSINESS.

     Our operations are subject to federal, state, local and foreign environmental laws and regulations. From time to time, our operations have resulted or may result in noncompliance with or liability under various environmental laws. For a description of these matters, please refer to the discussion under

"Business -- Environmental Matters" in our annual report on Form 10-K for the year ended December 31, 2000 which is incorporated by reference into the accompanying prospectus. Although we continue to make expenditures for environmental protection, we do not anticipate any significant expenditures in order to comply with environmental laws and regulations that would have a material impact on our operations or financial condition. No assurance can be given, however, that no such expenditures will be incurred. Future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to us, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the costs of producing our products or providing our services, or otherwise adversely affect the demand for our products or services.

THERE IS NO PUBLIC MARKET FOR THE NOTES, WHICH COULD LIMIT THEIR MARKET PRICE OR YOUR ABILITY TO SELL THEM FOR THEIR INHERENT VALUE.

     The notes are new securities for which there is currently no market. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. There can be no assurance that any market for the notes will develop, or that such a market will provide liquidity for holders of the notes. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities.

NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE NOTES, AND THE NOTE GUARANTEES MAY BE RELEASED PRIOR TO THE MATURITY OF THE NOTES.

     The notes will be fully and unconditionally guaranteed on an unsecured, senior basis by certain of our subsidiaries that also guarantee, or will guarantee, our indebtedness under our Credit Facility, the 1998 Senior Notes and the Debentures (each such guarantee is referred to as a "note guarantee" and each subsidiary that provides a note guarantee is referred to as a "note guarantor"). Not all of our subsidiaries will be note guarantors, however. In addition, the Credit Facility is scheduled to mature on October 31, 2002 and we presently anticipate that note guarantees (as well as our subsidiaries' guarantees of the 1998 Senior Notes and the Debentures) will be released at that time if we do not have any other then-outstanding bank indebtedness which is guaranteed by the note guarantors. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries that is not at that time a note guarantor, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 30, 2001, the note guarantors had no outstanding indebtedness (other than guarantee obligations in respect of the Credit Facility, the 1998 Senior Notes and the Debentures). As of September 30, 2001, the outstanding indebtedness of our subsidiaries that were not note guarantors was approximately $71.5 million. Subject to certain limitations, we and our subsidiaries may incur additional indebtedness in the future.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID SUBSIDIARY GUARANTEES.

     Various fraudulent conveyance laws have been enacted for the protection of creditors, and a court may use these laws to subordinate or void any note guarantee. To the extent any note guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim against that note guarantor and would be solely creditors of Beckman Coulter and of any note guarantor whose note guarantee was not voided or held unenforceable.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the notes,
estimated to be approximately $          million, after deduction of estimated
offering expenses and underwriting discounts and commissions, to repay outstanding indebtedness under our Credit Facility, and any net proceeds in excess of the outstanding balances of the Credit Facility will be used for general corporate purposes. The average interest rate of the balances outstanding on the Credit Facility at November 12, 2001 was 2.53%, and the Credit Facility has a maturity date of October 31, 2002. We incurred the outstanding indebtedness under the Credit Facility in connection with our acquisition of Coulter Corporation in October 1997.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization as of September 30, 2001; and

     - our capitalization as of September 30, 2001 as adjusted to give effect to this offering, after deducting estimated expenses and underwriting discounts and commissions.

     You should read this information together with "Summary Financial Data" and "Use of Proceeds" and the consolidated financial statements and related notes incorporated by reference into the accompanying prospectus.

                                                                         SEPTEMBER 30, 2001
                                                              ----------------------------------------
                                                                 ACTUAL                  AS ADJUSTED
                                                              ------------             ---------------
                                                              (IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
Cash and equivalents........................................    $   22.0                    $
                                                                ========                    =====
Notes payable and current maturities of long-term debt......        43.4                     43.4
                                                                ========                    =====
Long-term debt, less current maturities:
  Revolving Credit Facility.................................       265.0
  Senior Notes, unsecured, due 2008(1)......................       240.0                    240.0
  Senior Notes, unsecured, due 2003(1)......................       160.0                    160.0
  Debentures................................................       100.0                    100.0
  Other long-term debt......................................        40.2                     40.2
            % Senior Notes due 2011.........................          --
                                                                --------                    -----
          Total long-term debt, less current
            maturities(1)...................................       805.2
                                                                --------                    -----
Stockholders' equity(2).....................................       461.1                    460.8
                                                                --------                    -----
          Total capitalization..............................    $1,266.3                    $
                                                                ========                    =====

---------------
(1) The Senior Notes, unsecured, due 2008 exclude $17.5 million of aggregate principal amount, and the Senior Notes, unsecured, due 2003 exclude $2.5 million of aggregate principal amount, due to a fair value adjustment pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

(2) Stockholders' equity, as adjusted, reflects the write-off of approximately $300,000 of certain capitalized Credit Facility issuance costs due to the decrease in the borrowing base as a result of early repayment of the outstanding indebtedness under our Credit Facility.

                             BECKMAN COULTER, INC.

BUSINESS

     Beckman Coulter simplifies and automates laboratory processes used in all phases of the battle against disease. We design, manufacture, and market systems which consist of instruments, chemistries, software, and supplies that meet a variety of laboratory needs. Our products are used in a range of applications, from instruments used for pioneering medical research, clinical trials and drug discovery to diagnostic tools found in hospitals and physicians' offices. We compete in market segments that totaled approximately $31 billion in annual sales worldwide in 2000, and we currently have products which address approximately half of that market.

     Our product lines cover virtually all blood tests routinely performed in hospital laboratories and include a range of systems for medical and pharmaceutical research. We offer a wide range of instrument systems and related products, including reagents, consumables, accessories, and support services in both the clinical diagnostics and the life science research segments. We have more than 175,000 systems operating in laboratories around the world, with approximately 64% of our revenues for the nine months ended September 30, 2001 and for the year 2000 coming from after-market customer purchases of operating supplies, chemistry kits and service. We market our products in approximately 130 countries, generating approximately 43% and 45% of our revenues for the nine months ended September 30, 2001 and for the year 2000, respectively, outside the United States.

CUSTOMERS AND MARKETS

     The two primary segments which we serve are the clinical diagnostics market and the life science research market. Our clinical diagnostics customers include hospital clinical laboratories, physicians' offices and group practices, and private laboratories (large central laboratories to which hospitals and physicians refer tests). Our life science research customers include universities conducting academic research, medical research laboratories, pharmaceutical companies, and biotechnology firms. Our customers are continually searching for processes and systems that can perform tests faster, more efficiently and at lower costs. We believe that our focus on automated, high-throughput systems positions us to capitalize on this need.

     From complex DNA sequencing to simple one-use diagnostic screening kits, Beckman Coulter is one of the largest companies devoted solely to biomedical testing. We serve the biomedical testing market with core competencies in technology, applications, distribution and service. We leverage our investment in research and development to create a range of systems that integrate instruments, software and chemistries for use across the spectrum of biomedical testing.

     Breakthrough medical research and drug discovery are currently high growth markets, thanks to advances in genomics. With the rough map of the human genome complete, the work that will more directly affect patient care begins as researchers incorporate this information into specific studies to improve therapeutics. All of our life science research products play a role in the biomedical research and development testing area. These systems help researchers understand disease by simplifying and automating key testing processes.

     In 2000, universities and medical research laboratories represented about 46% of the market for this type of testing. These groups perform basic medical research to further understand the molecular basis of disease. Biotechnology firms and pharmaceutical companies represented the other 54% of the biomedical research market in 2000. They rely on our instrument systems to speed the long and detailed drug discovery process. More than 125,000 Beckman Coulter systems operate in life science labs today. We are a technological leader in robotic automation/liquid handling, centrifugation and capillary electrophoresis. Biomedical research and development testing was estimated to be an approximately $8 billion market in 2000 based on annual worldwide sales.

     Once new therapeutics and vaccines emerge from the research phase, they move into clinical trials to evaluate their effectiveness. In this stage, standard blood chemistry tests are run on patients regularly. At the same time, specialized tests are performed, based on the particular disease state under evaluation.

     As new diagnostic technologies move from research applications into more general patient use, they are often performed in private laboratories or university hospitals. Genetic testing, cancer monitoring and special immune system testing fall into this category. Beckman Coulter has a menu of more than 1,300 flow cytometry tests currently used in researching, diagnosing and monitoring diseases such as leukemia, HIV, and various cancers. They are also critical in the evaluation of bone marrow and other transplants. The market for specialty testing was estimated to be approximately $3 billion in 2000 based on annual worldwide sales.

     Once diagnostic technologies become generally accepted, they become part of routine patient care. Physicians order tests such as cholesterol, glucose, and complete blood cell counts (CBCs) on a daily basis. These tests are used to provide information for diagnosis and to help monitor the efficacy of therapy. We have one of the broadest product lines available to the diagnostic laboratory. This product breadth allows us to provide a systems approach to improving total laboratory productivity. We have leading market positions in hematology, hemostasis, and routine chemistry testing. We are also a leader in providing progressive automation solutions that help labs speed test results, lower labor expenses, ensure the quality of testing and reduce overall healthcare costs. We are also active in point-of-care testing. These tests are used for rapid diagnosis or on-going patient monitoring. Some tests, such as CBCs, are performed on analyzers designed for quick, single sample results. Other tests are disposable, one-use tests to screen for pregnancy, infectious disease, ulcer-causing bacteria and indications of cancer. The patient care testing market was estimated to be approximately $20 billion in 2000 based on annual worldwide sales.

     The clinical diagnostics and life science research markets both have significant barriers to entry. One major barrier is the research and development investment and technical infrastructure required to develop products that require the integration of chemistry, engineering, cellular analysis, and computer sciences. In addition, it is necessary to have an extensive worldwide distribution infrastructure with highly qualified personnel to provide sales, service, customer training, and technical product support. Also, in some cases, permission to market clinical diagnostics products must be obtained in the United States and other countries.

     Nevertheless, both the clinical diagnostics and the life science research markets are highly competitive. We encounter significant competition in each market from many domestic and international manufacturers. Also, the clinical diagnostics market continues to be unfavorably impacted by global health care cost containment policies, while the life science research market continues to be affected by consolidation of pharmaceutical companies and governmental constraints on research and development spending, primarily outside of the United States.

     Consolidation also is a key factor affecting the clinical diagnostics market. Attempts to lower costs and increase efficiencies have led to consolidation among healthcare providers in the United States. One result of this consolidation is the formation of powerful provider groups that leverage their purchasing power with suppliers to contain costs. Preferred supplier arrangements and combined purchases are becoming more commonplace. Consequently, it has become essential for manufacturers to provide cost-effective diagnostic systems to remain competitive. In addition, consolidation has put pressure on diagnostic equipment manufacturers to broaden their product offerings to encompass a wider range of testing capability, greater automation and higher volume capacity. Manufacturers that have the ability to automate a wide variety of tests on integrated workstations have a distinct competitive advantage. Broad testing menus that include immunoassays and routine chemistry tests are highly attractive to laboratories seeking to reduce the number of vendors they utilize. Finally, consolidation has made it increasingly important for suppliers to deploy a highly focused sales force that is able to execute innovative marketing approaches and to maintain a reliable after-sale service network.

     The size and growth of our markets are influenced by a number of factors, such as technological innovation in bioanalytical practice, government funding for basic and disease-related research (for example, heart disease, AIDS and cancer), research and development spending by biotechnology and pharmaceutical companies, healthcare spending, and physician practice. As a result of the cost containment pressures and other factors described above, we expect both markets to grow in the single digits over the short term. In the long term, we expect worldwide healthcare expenditures for diagnostic testing to increase, primarily as a result of growing demand for services generated by the aging of the world population, increasing expenditures on diseases requiring costly treatment (for example, diabetes, AIDS and cancer), and expanding demand for improved healthcare services in developing countries.

     During the quarter ended March 31, 2001, we announced our intention to form three divisions aligned with the biomedical testing continuum: Life Science Research, Specialty Testing and Clinical Diagnostics. Implementation is expected in 2002.

PRODUCTS

     We offer a wide range of instrument systems and related products, including reagents, consumables, accessories, and support services in both the clinical diagnostics and the life science research segments. Clinical diagnostics products represented approximately 78% of our product sales in 1998, 1999, 2000 and the nine months ended September 30, 2001, whereas life science research products accounted for approximately 22% of our product sales in those periods.

CLINICAL DIAGNOSTICS PRODUCTS

     OVERVIEW

     The clinical diagnostics market encompasses the detection and monitoring of disease by means of laboratory evaluation and analysis of bodily fluids, cells, and other substances from patients. This type of testing is referred to as "in vitro diagnostic" or "IVD" testing. Due to its important role in the diagnosis and treatment of patients, IVD testing is an integral part of the overall management of patient care. Additionally, IVD testing is increasingly valued as an effective method of reducing healthcare costs by reducing the length of hospital stays through accurate, early detection of health disorders and management of treatment.

     IVD systems are composed of instruments, reagents, consumables, service and data management systems. They automate repetitive manual tasks, improve test accuracy, and speed the reporting of results. Instruments typically have a five- to ten-year life. Reagents are substances that react with the patient sample to produce measurable, objective results. The consumables vary across application segments but are generally items such as sample containers, adapters, and pipette tips used during test procedures. Reagents, accessories, consumables, and services generate significant ongoing revenues for suppliers. Sample handling and preparation devices as well as data management systems are becoming increasingly important components of IVD systems. These system enhancements reduce customer costs through automation.

     We believe that the most important criteria customers use to evaluate IVD systems are operating costs, reliability, reagent quality and service. We also believe that by providing a fully integrated system that is cost effective, reliable and easy to use, we build loyalty among customers who value consistency and accuracy in test results.

     The major diagnostic fields that comprise the IVD industry include clinical chemistry, immunochemistry, microbiology, hematology and blood banking. The IVD industry market was estimated to be approximately $20 billion in 2000, based on annual sales worldwide, and is estimated to grow at a 6% compound annual rate through 2005. We primarily serve the hospital and private laboratory customers of the IVD market, which tend to use more precise, higher volume and more automated IVD systems. In 2000, hospital and private laboratory customers constituted approximately $16 billion of the IVD market. We divide the market into three major broad subcategories -- clinical chemistry, immunodiagnostics, and cellular analysis. We also offer products in areas we identify as primary care (primarily physicians' offices and clinics), hemostasis, and flow cytometry.

     CLINICAL CHEMISTRY SYSTEMS

     Clinical chemistry systems use electrochemical detection or chemical reactions with patient samples to detect and quantify substances of diagnostic interest (referred to as "analytes") in blood, urine or other body fluids. Analytes for which tests are commonly performed include proteins, glucose, cholesterol, triglycerides, electrolytes, and enzymes. We offer a range of automated clinical chemistry systems to meet the testing requirements of varying size laboratories, together with software that allows these systems to communicate with central hospital computers. To save time and reduce errors, systems identify patient samples through barcodes. Automated clinical chemistry systems are designed to be available for testing on short notice, twenty-four hours a day. We have generally configured our systems for the work flow in medium and large hospitals, but the systems also have application in regional private labs. We offer over 100 tests for individual analytes for use with our clinical chemistry systems.

     In 2001, we introduced a new generation of general chemistry systems for the low- to mid-volume hospital laboratory. We also introduced a high-volume system with closed-tube sampling capabilities, improving the safety of sample processing in the hospital laboratory.

     IMMUNODIAGNOSTIC SYSTEMS

     Immunodiagnostic systems, like clinical chemistry systems, use chemical reactions to detect and quantify chemical substances of diagnostic interest in blood, urine or other body fluids. The key difference is that immunodiagnostic systems use antibodies and antigens as the central component in analytical reactions.

     Antibodies are created by an organism's immune system and, when incorporated in test kits, provide the ability to detect and quantify very low analyte concentrations. Commonly performed tests assess thyroid function and screen and monitor for cancer and cardiac risk. Immunodiagnostic systems have been designed to meet the special requirements of these reactions and to simplify lab processes. They are able to automatically identify individual patient sample tubes and communicate with the laboratory's central computer. We offer over 90 immunodiagnostic test kits for individual analytes. In 2001, we introduced a second-generation immunoassay analyzer for cardiac, cancer, anemia, thyroid, fertility and infectious disease testing with networking and automation capabilities.

     Electrophoresis systems provide analytical information by using an electrical charge to separate a sample into its various components. The presence or absence of various components as well as the relative concentrations of each provide diagnostic information. The relative concentration of each component is determined by scanning the test result using a densitometer. We sell a variety of manual and automated electrophoresis tests.

     We also sell a number of manual immunodiagnostic tests. Paramount among these products are tests for prostate specific antigen (PSA) and free PSA. The PSA test is utilized as an aid in the detection and monitoring of prostate cancer. The free PSA test is used in conjunction with our PSA test to assist in determining which patients require further testing and evaluation.

     CELLULAR ANALYSIS SYSTEMS

     Our blood cell systems use the principles of physics, optics, electronics and chemistry to separate cells of diagnostic interest and then quantify and characterize them. These systems fall into two categories: hematology and flow cytometry. Hematology systems allow clinicians to study formed elements in blood such as red and white blood cells and platelets. The most common diagnostic result is a CBC, which provides eight to twenty-three blood cell parameters. Flow cytometers can extend analysis beyond blood to include bone marrow, tumors and other cells. The rise of the AIDS epidemic and the need to monitor subclasses of white blood cells moved cytometry from being largely a research technique into general clinical practice. These systems are automated, use bar codes to identify samples and can communicate with central computers.

     Our hematology product line is structured to address the differing requirements of the high, medium, and low volume portions of this market. The systems in the higher volume segment utilize volume, conductivity and light scatter (VCS) technology in addition to conventional, electrical aperture-impedance (Coulter Principle) technology. Unlike other technologies, the Coulter VCS method counts and characterizes white blood cells while maintaining their near native integrity throughout the analysis. The systems in the lower volume segment rely exclusively upon electrical aperture-impedance technology. In 2001, we introduced new systems for the primary care market and high-throughput laboratory market.

     Our line of flow cytometry systems is used for advanced diagnostics and research. It is designed to perform sophisticated cell analysis and sorting applications using our extensive portfolio of reagents. Our particle characterization products are used to identify specific characteristics (such as number, size, and relative mobility) of particles suspended in solution. They are also used to identify characteristics such as surface area and pore size distribution of powdered or solid materials. This group offers over eight product lines utilizing seven different technologies to satisfy markets such as biological research and pharmaceutical development as well as a host of Industrial segments.

     HEMOSTASIS SYSTEMS

     The property of circulation which maintains blood within the blood vessels is referred to as hemostasis. The hemostatic process depends upon a delicate balance between a system that promotes clotting and another that removes the clots after they have formed. A defect in any part of any one of these systems will result in an imbalance that can lead to either excessive bleeding (hemophilia) or a propensity to clot (stroke and myocardial infarction). We offer a complete line of coagulation analyzers and their corresponding reagents that monitor both of these systems.

     We are the North American distributor of the Instrumentation Laboratory line of hemostasis products. These hemostasis systems rely on clotting, chromogenic and immunologic technologies to produce the detailed information that the clinician requires to be able to make an appropriate assessment of a patient's hemostatic system. All of these systems utilize an optical detection method that either detects a clotting or agglutination process, or a color change, after the appropriate reagents have been mixed with the patient's blood.

     PRIMARY CARE DIAGNOSTICS

     We offer a number of products used in physicians' offices, clinics, hospitals and other medical settings. These products include several single-use self-contained diagnostic test kits. These tests are used to aid in screening for gastrointestinal disease, most importantly colorectal cancer, and in the diagnosis of H. pylori infection, which is associated with several gastrointestinal diseases, including peptic ulcers and gastric cancer. In addition, we market a line of test kits, featuring a high sensitivity pregnancy test widely used by health care practitioners.

LIFE SCIENCE RESEARCH PRODUCTS

     OVERVIEW

     Life science research is the study of the characteristics, behavior and structure of living organisms and their component systems. Life science researchers utilize a variety of instruments and related biochemicals and supplies in the study of life processes. We focus on customers doing research in university and medical school labs, research institutes, government labs, and biotechnology and pharmaceutical companies. The market for life science research instruments and related biochemicals and supplies used by these customers in 2000 was approximately $8 billion. The products which we provide to serve these customers include centrifuges, liquid handling robotic workstations, capillary electrophoresis, DNA sequencers, DNA synthesis, spectrophotometers, high performance liquid chromatography systems, and liquid scintillation counters. Trends in the life science research market include the growth in funding for genetic analysis and drug discovery research coupled with an increasing demand for automation and efficiency in high throughput processes.

     We divide our life science research products into two broad categories -- robotic automation and genetic analysis, and centrifugation and analytical systems.

     ROBOTIC AUTOMATION AND GENETIC ANALYSIS PRODUCTS

     Our products are used in many parts of the drug discovery process. An important application for robotic automation products is in primary screening. The primary screen is done to test libraries of compounds for possible interaction with a target protein, which is associated with a disease state. High-throughput screening is a term that is often used to describe the primary screen, which can involve the screening of 100,000 or more compounds. Secondary screening and pre-clinical testing can also require samples to be processed in an automated or high-throughput mode.

     The Human Genome Project, the SNP Consortium, and a host of "gene hunter" companies are currently providing valuable genetic information to pharmaceutical companies that allows the pharmaceutical company to select relevant target proteins. The analysis of massive amounts of genetic information also requires the automation of sample processing in order to meet the aggressive timetables which have been established for some projects.

     DNA sequencers allow researchers to determine a nucleic acid sequence through an electrophoretic separation. DNA synthesizers provide an essential component, primers, for many molecular biology reactions. These techniques are central to molecular biology and the understanding of the genetic component of life processes. Our primary entry in the DNA sequencing field is our CEQ(TM) 2000XL DNA Analysis System, which was introduced in 2000. This system uses capillary electrophoresis technology along with our proprietary linear polyacrylamide gel to obtain large reads of genetic code in less time.

     Single nucleotide polymorphisms, or SNPs, are variations in genetic code that can predispose people to certain illnesses and cause unique responses to treatment. Scientists hope these variations will help them to understand how and when the genetic variations are manifested differently in chronic conditions like asthma, diabetes, heart disease, and cancer. We have collaborated with companies such as Third Wave Technologies, Orchid BioSciences, and Sequenom to develop new methods for faster SNP detection which rely on products such as our Biomek(R) Automated Workstations and SAGIAN(TM) Core systems to streamline the task. These products provide customers with the means to perform low-cost, automated assay development as well as accurate analysis of tens of thousands human genetic variations.

     Liquid handling robotic workstations and integrated systems automatically perform exacting and repetitive processes in biotechnology and drug discovery laboratories. Operations include the dispensing, measuring, dilution and mixing of samples and analysis of reactions as well as robotic manipulation of samples. Key products in this area are our SAGIAN(TM) Core Systems and Biomek(R) FX workstation, which was introduced in 2000. These products help biotechnology and pharmaceutical firms substantially reduce the time to market for new drugs by allowing them to process assays twenty-four hours a day. These systems use sophisticated scheduling and data handling software. In 2000, we signed distribution agreements with Cellomics, Inc. and Promega Corporation to sell their specialized products in concert with our automation systems. In 2001, we signed an additional distribution agreement with XTRANA, Inc. for DNA extraction kits.

     During 2001, we announced several enhancements to the Biomek(R) FX automated laboratory workstation which allow the system to take samples from test tubes and pipette them into 96 or 384 well microtiter plates and to pipette 384 samples simultaneously. With adapters and special software, the well head can also be used to pipette into 1536 well microtiter plates, dramatically speeding drug research. To augment our offering in robotic automation, we acquired Anthos Labtec Instruments, G.m.b.H, an Austrian-based manufacturer of microtiter plate readers, washers and shakers, used in life science research and pre-clinical markets.

     CENTRIFUGATION AND ANALYTICAL SYSTEMS

     We offer a wide range of life science research systems that are used to advance basic understanding of life processes. Much of this basic research is done in university and medical school labs, research institutes and government labs. The same research systems are also used for applied research in pharmaceutical and biotechnology companies. Product categories include pH meters, centrifuges, flow cytometers, high performance liquid chromatography, capillary electrophoresis, spectrophotometers and liquid scintillation counters.

IMMUNOMICS

     In 2000, we formed our Immunomics Operations to develop and introduce products based on a proprietary technology which allows direct ex vivo quantitation of antigen specific T cells. Current methods for detecting these antigen specific T cells are cumbersome and convenient reagents for them have not been available. Our MHC Tetramer products, on the other hand, will be suitable for routine laboratory use, measure antigen specific T cells and allow multiparametric flow analysis for functional determinations.

     This line of products will bridge both the life science research and clinical diagnostics markets. Initially, they will include standard research products and custom products designed to meet the needs of researchers measuring the response to specific peptides. Performed on flow cytometers, these cellular immune response tests can be used in a variety of clinical research activities, such as in clinical trials to quickly determine if new vaccines or therapies are creating the appropriate response in the body. Ultimately, we anticipate that complementary IVD tests will be developed using the same technology.

     During 2001, we introduced off-the-shelf MHC Tetramers for HIV, melanoma, cytomegalovirus (CMV), Epstein-Barr virus (EBV) and influenza. We are providing custom MHC Tetramers for more than twenty clinical trials currently underway testing the efficacy of vaccines for various cancers and HIV.

COMPETITION

     The markets for our products are highly competitive, with many companies participating in one or more parts of each market segment. Competitors in the clinical diagnostics market include Abbott Laboratories (Diagnostics Division), Bayer Corporation, Chiron Corporation, Dade Behring, Inc., Becton Dickinson and Company, Johnson & Johnson (Ortho-Clinical Diagnostics Division), Roche Holdings Ltd. (Roche Boehringer Mannheim Diagnostics Division), Diagnostica Stago and Sysmex Corporation of America (a subsidiary of TOA Medical Electronics Co. Ltd.).

     Competitors focused more directly in the life science research market include, Agilent Technologies, Inc., Amersham Pharmacia Biotech p.l.c., Becton Dickinson and Company, Bio-Rad Laboratories, Inc., Hitachi, Ltd., Packard BioScience Company, Jouan, Inc., Kendro Laboratory Products, Inc., Applied Biosystems Group, Shimadzu Corp., Tecan AG, and Waters Corporation. Some of these competitors are divisions or subsidiaries of corporations with substantial resources. In addition, we compete with several companies that offer reagents, consumables and service for laboratory instruments that are manufactured by us and others.

RESEARCH AND DEVELOPMENT

     Our new products originate from four sources:

     - internal research and development programs;

     - external collaborative efforts with individuals in academic institutions and technology companies;

     - devices or techniques that are generated in customers' laboratories; and

     - business and technology acquisitions.

Development programs focus on production of new generations of existing product lines as well as new product categories not currently offered. Areas of pursuit include innovative approaches to cell characterization, immunochemistry, molecular biology, advanced electrophoresis technologies, automated sample processing and information technologies. Our research and development teams are skilled in optics, chemistry, electronics, software and mechanical and other engineering disciplines, in addition to a broad range of biological and chemical sciences. Our research and development expenditures were $135.4 million and $130.0 million in the nine months ended September 30, 2001 and 2000, respectively, and $185.0 million in 2000, $173.4 million in 1999 and $171.4 million in 1998.

                            DESCRIPTION OF THE NOTES

     The notes will be issued under a senior indenture dated as of April 25,
2001, as supplemented by a supplemental indenture to be dated as of           ,
2001 (collectively, the "indenture"), between us and Citibank, N.A., as trustee (the "trustee"). A copy of the form of the indenture and the notes is available upon request as set forth under "Where You Can Find More Information" in the accompanying prospectus. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture.

     The notes are a series of debt securities as defined in the accompanying prospectus. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. As used in this section ("Description of the Notes") the words "Beckman Coulter," "we," "us" and "our" refer to Beckman Coulter, Inc., but not any subsidiaries of Beckman Coulter, Inc. (unless the context otherwise requires).

GENERAL

     The notes:

     - will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness;

     - will be initially limited in aggregate principal amount to $          ;

     - will be unconditionally guaranteed by our wholly owned subsidiaries Coulter Corporation and Hybritech Incorporated, subject to release and discharge as provided in the indenture;

     - will mature on           , 2011; and

     - will pay interest at the rate of           % per annum, which shall be
       payable semi-annually in arrears on each           and           ,
       commencing on           , 2002 to holders of record at the close of
       business on each regular record date immediately preceding the interest payment date and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

     We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of debt.

     The notes are redeemable prior to maturity only as described below under "-- Optional Redemption," and do not have the benefit of a sinking fund. Principal of the notes will be payable, and the transfer of notes will be registrable, at the office of the trustee.

     The notes will be issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"). See "-- Book-Entry; Global Securities."

OPTIONAL REDEMPTION

     The notes may be redeemed, in whole or in part, at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     - 100% of the principal amount of the notes being redeemed on the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the
       Reference Treasury Dealer (as defined below), plus           basis
       points; plus, in each case, accrued and unpaid interest on the notes to the redemption date.

     Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months. We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

     "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc. or Morgan Stanley & Co. Incorporated (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

     If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the notes by any method the trustee considers fair and appropriate.

CERTAIN COVENANTS

     The indenture contains covenants, certain of which are described below. Capitalized terms used in this subsection ("-- Certain Covenants") are defined below under "-- Certain Definitions".

     RESTRICTIVE COVENANTS

     Limitation on Liens. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Indebtedness of Beckman Coulter or any Subsidiary secured by a Lien upon any Principal Property, or upon shares of capital stock or evidences of indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, now owned or hereafter owned by us, without making effective provision to secure all of the notes then outstanding by such Lien, equally and ratably with any and all other indebtedness thereby secured, so long as such indebtedness shall be so secured. The foregoing restrictions shall not apply, however, to:

          (1) Liens on any property existing at the time of the acquisition thereof;

          (2) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that such Lien as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by us or such Restricted Subsidiary immediately prior thereto;

          (3) Liens on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (4) Liens securing indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

          (5) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than twenty-four months after the later of:

             (a) the completion of the acquisition, construction, development or improvement of such property; or

             (b) the placing in operation of such property or of such property as so constructed, developed or improved;

          (6) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise; provided that we must have disposed of such property within 180 days from the creation of such Liens and any indebtedness secured by such Liens shall be without recourse to us or any Subsidiary;

          (7) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

          (8) Liens to secure indebtedness of joint ventures in which we or a Restricted Subsidiary have an interest, to the extent such Liens are on property or assets of, or Equity Interests in, such joint ventures;

          (9) Liens on equipment held for resale; and

          (10) any indebtedness secured by Liens existing on the date of the indenture or any extension, renewal or replacement or refunding of any Lien existing on the date of the indenture or referred to in clauses (1) to (3) or (5); provided, however, that the aggregate principal amount of indebtedness secured thereby and not otherwise authorized by clauses (1) to
     (3) or (5), shall not exceed the aggregate principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement, or refunding, so secured at the time of such extension, renewal, replacement or refunding.

     Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may incur, issue, assume or guarantee Indebtedness secured by Liens without equally and ratably securing the notes then outstanding provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness which is concurrently being retired, the aggregate amount of all outstanding indebtedness secured by Liens so incurred, other than any indebtedness secured by Liens permitted as described in clauses (1) through (10) above, and together with all outstanding Attributable Value of all sale and leaseback transactions permitted as described in "-- Limitation on Sale and Leaseback Transactions," does not exceed 15% of our Consolidated Net Tangible Assets.

     Limitation on Sale and Leaseback Transactions. Sale and leaseback transactions by us or any Restricted Subsidiary involving any Principal Property are prohibited unless either (1) we or our Restricted Subsidiaries would be entitled pursuant to the provisions described in clauses (1) through (10) above under "-- Limitation on Liens" to incur, issue, assume or guarantee indebtedness secured by a Lien on such Principal Property without equally and ratably securing the notes then outstanding or (2) we or such Restricted Subsidiary shall apply, or cause to be applied, to the retirement of our or its secured debt within 120 days after the effective date of the sale and leaseback transaction, an amount not less than the greater of:

          (1) the net proceeds (net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such sale) of the sale of the Principal Property leased pursuant to such arrangement; or

          (2) the fair market value of the Principal Property so leased. This restriction does not apply to a sale and leaseback transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

     Notwithstanding the restrictions described above, we or any Restricted Subsidiary may enter into a sale and leaseback transaction provided, that at the time of such transaction, after giving effect thereto, the Attributable Value thereof, together with all indebtedness secured by Liens permitted pursuant to the indenture as described above under "-- Limitation on Liens" other than all indebtedness secured by Liens permitted as described in clauses (1) through (10) above under "-- Limitation on Liens" and other than the Attributable Value of such sale and leaseback transactions permitted by the preceding paragraph, does not exceed 15% of our Consolidated Net Tangible Assets.

     CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the definition of all other terms used in the indenture.

     "Attributable Value," when used with respect to any sale and leaseback transaction means, as of the time of determination, the total obligation (discounted to present value at the interest rate assumed in making calculations in accordance with FAS 13) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such sale and leaseback transaction.

     "Bank Indebtedness" means any and all Indebtedness or other amounts payable under or in respect of the Credit Facility or any refinancing in respect thereof, and any Refinancing Indebtedness in respect thereof, including in each case (without limitation) principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable under or in respect of any of the foregoing.

     "Capital Lease Obligation" of any person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such person that would at such time be required to be capitalized on the balance sheet of such person in accordance with GAAP.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom:

          (1) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Beckman Coulter but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower); and

          (2) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of Beckman Coulter and computed in accordance with GAAP.

     "Credit Agreement" means the credit agreement dated as of October 31, 1997, among Beckman Coulter, the banks and other financial institutions party thereto from time to time, the initial issuing bank named therein, Citicorp USA, Inc., as agent, and Citicorp Securities, Inc., as arranger, as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or otherwise).

     "Credit Facility" means the collective reference to the Credit Agreement, any notes and letters of credit issued pursuant thereto and any guarantees, security agreements, pledges, mortgages, letter of credit applications and other collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or otherwise).

     "Equity Interest" in any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including limited liability company interests, in such person.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of initial issuance of the notes, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as approved by a significant segment of the United States accounting profession.

     "Indebtedness" means, with respect to any person, without duplication, and whether or not contingent:

          (1) all indebtedness of such person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument;

          (2) all obligations of such person to pay the deferred or unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such service;

          (3) all Capital Lease Obligations of such person;

          (4) all obligations of such person in respect of letters of credit or bankers' acceptances issued or created for the account of such person;

          (5) to the extent not otherwise included in this definition, all net obligations of such person under all interest rate agreements, currency hedging arrangements or commodity price protection agreements of such person;

          (6) all liabilities of others of the kind described in the preceding clause (1), (2) or (3) secured by any Lien on any property owned by such person even if such person has not assumed or otherwise become liable for the payment thereof, to the extent of the value of the property subject to such Lien;

          (7) all disqualified stock issued by such person; and

          (8) to the extent not otherwise included, any guarantee by such person of any other person's indebtedness or other obligations described in clauses (1) through (7) above.

"Indebtedness" of Beckman Coulter and our Restricted Subsidiaries shall not include:

          (1) current trade payables incurred in the ordinary course of business and payable in accordance with customary practices; and

          (2) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Principal Property" means any real property of Beckman Coulter or any of our Subsidiaries, and any equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of the greater of $50.0 million and 10% of Consolidated Net Tangible Assets of Beckman Coulter; provided, however, that Principal Property shall not include equipment held for resale.

     "Refinancing Indebtedness" means any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing, repayment or replacement (a "refinancing") of any Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of Beckman Coulter which owns or leases a Principal Property.

     "Significant Subsidiary" shall mean each Subsidiary that is a "significant subsidiary" for purposes of Rule 1-02 of Regulation S-X under the Securities Act.

     "Subsidiary" of a person means a person more than 50% of the outstanding voting stock or other Equity Interests of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, "voting" stock or other Equity Interests means stock or other Equity Interests which ordinarily have voting power for the election of directors, trustees or similar managers, whether at all times or only so long as no senior class of stock or other Equity Interests has such voting power by reason of any contingency.

RANKING

     The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness, including borrowings under the Credit Facility, and senior in right of payment to all our future obligations that are subordinated in right of payment to the notes. The notes are, however, effectively subordinated to our secured senior obligations with respect to our assets securing such obligations, and to all obligations of our subsidiaries (other than the note guarantors) with respect to their assets. The notes are fully and unconditionally guaranteed on an unsecured, senior basis by the note guarantors (as described under "-- Note Guarantees"), subject to release and discharge as provided in the indenture.

     As of September 30, 2001, the outstanding indebtedness of Beckman Coulter and the note guarantors was approximately $777.1 million (excluding a $20.0 million increase due to a fair value adjustment pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities"), all of which will rank pari passu with the indebtedness evidenced by the notes. In addition, as of September 30, 2001, the outstanding indebtedness of our subsidiaries other than the note guarantors was approximately $71.5 million, all of which will effectively rank senior to the indebtedness evidenced by the notes. We and our subsidiaries may incur additional indebtedness in the future.

NOTE GUARANTEES

     The notes will be fully and unconditionally guaranteed on an unsecured, senior basis by our Restricted Subsidiaries that also guarantee, or will guarantee, our indebtedness under the Credit Facility, the 1998 Senior Notes and the Debentures. Initial note guarantors will consist of Coulter Corporation and Hybritech Incorporated. The indenture requires us to cause any company that becomes a Restricted Subsidiary and guarantees our Bank Indebtedness to issue note guarantees as well.

     Each note guarantor will fully, irrevocably and unconditionally guarantee, as primary obligor, on an unsecured, senior basis, the performance and punctual payment when due of our obligations under the indenture and the notes. Each note guarantor also agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under any note guarantee. Each note guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable note guarantor without rendering the note guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees."

     Each note guarantee:

     - is a continuing guarantee and will remain in full force and effect until payment in full of all of our obligations under the notes and the indenture, except to the extent such note guarantee is released in accordance with the indenture;

     - is binding upon each note guarantor; and

     - inures to the benefit of and will be enforceable by the trustee, the noteholders and their successors, transferees and assigns.

     Each note guarantee provides by its terms that it will be automatically and unconditionally released and discharged upon:

     - any sale, exchange or transfer to anyone that is not our affiliate of all of the capital stock we or our subsidiaries hold in, or all or substantially all the assets of, such note guarantor (unless the sale, exchange or transfer is prohibited by the indenture); or

     - the release and discharge of all guarantees by such note guarantor of our Bank Indebtedness, other than by reason of payment under such guarantee.

     The Credit Facility is scheduled to mature on October 31, 2002 and we presently anticipate that all note guarantees (as well as our subsidiaries' guarantees of the 1998 Senior Notes and the Debentures) will be released at that time if we do not have any other then-outstanding Bank Indebtedness which is guaranteed by the note guarantors. See "Risk Factors -- Not all of our subsidiaries will guarantee the notes, and the note guarantees may be released prior to the maturity of the notes."

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the indenture:

     - default in payment of the principal amount or the redemption price, with respect to any note when such amount becomes due and payable;

     - default in the payment of interest, which default continues for 30 days;

     - our failure to comply with the obligations described under "-- Mergers and Sales of Assets" below;

     - our failure to comply with any of our obligations under the covenants described under "-- Certain Covenants" above upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 30 days after receipt by us of such notice;

     - our failure to comply with any of our other obligations in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after receipt by us of such notice;

     - failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by Beckman Coulter or by any Restricted Subsidiary having an aggregate principal amount outstanding of at least $50.0 million, if in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such acceleration has not been rescinded or annulled, in each case within 10 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the notes, as provided in the indenture;

     - any final and nonappealable judgment or decree for the payment of money in excess (net of any amount covered by insurance) of $50.0 million against Beckman Coulter or any Significant Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) it is not discharged, waived or stayed and remains outstanding for a period of 60 days; and

     - certain events of bankruptcy, insolvency or reorganization affecting us.

     If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus any accrued and unpaid interest on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the notes plus any accrued and unpaid interest on the notes accrued through the occurrence of such event will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     - such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the notes;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

     - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal amount redemption price or interest on such note on or after the applicable due date specified in such note.

     The indenture provides that if a default with respect to notes occurs and is continuing and is known to the trustee, the trustee must mail to each registered holder of notes notice of the default within 120 days after it occurs, to the extent required by the Trust Indenture Act, unless such defect has been cured or waived. Except in the case of a default in the principal amount, redemption price or interest with respect to any note when such amount becomes due and payable, the trustee may withhold notice if the trustee in good faith determines that withholding notice is in the interests of the noteholders.

     The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment.

     No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

     - make any change to the percentage of principal amount of notes the holders of which must consent to an amendment;

     - reduce the principal amount or extend the stated maturity, of any note;

     - reduce the redemption price of any note;

     - except as otherwise provided herein and in the indenture, reduce the rate of interest or extend the time for payment of interest on any note;

     - make any note payable in money or securities other than that stated in the note; or

     - impair the right to institute suit for the enforcement of any payment with respect to the notes.

     Without the consent of any holder, we and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the indenture as permitted thereunder, or to make any other change that does not adversely affect the rights of any holder in any material respect.

     The holders of at least a majority in principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

MERGERS AND SALES OF ASSETS

     The indenture provides that Beckman Coulter may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless:

          (1) the resulting, surviving or transferee person (if other than Beckman Coulter) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all obligations of Beckman Coulter under the notes and the indenture;

          (2) Beckman Coulter or such successor person shall not immediately thereafter be in default under the indenture;

          (3) Beckman Coulter or such person, as the case may be, shall have provided the trustee with an opinion of counsel and officer's certificate confirming compliance with the indenture; and

          (4) if, as a result of the transaction, property of Beckman Coulter would become subject to a Lien that would not be permitted under the covenant described in "-- Restrictive Covenants -- Limitation on Liens," we take such steps as shall be necessary to secure the notes equally and ratably with (or prior to) the indebtedness secured by such Lien.

     Upon the assumption of the obligations of Beckman Coulter by such a person in such circumstances, subject to certain exceptions, Beckman Coulter will be discharged from all obligations under the notes and the indenture (except in the case of a lease).

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity, or any redemption date (as applicable under the terms of the indenture) cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. The notes will be subject to the provisions described in the accompanying prospectus under the heading "Description of Debt Securities -- Defeasance and Covenant Defeasance."

REGARDING THE TRUSTEE

     We maintain banking relationships in the ordinary course of business with the trustee. In particular, the trustee is a lender under the Credit Facility and a portion of the net proceeds of the offering may be used to repay amounts owed to it as such. The occurrence of a default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the notes. In the event of the trustee's resignation, we will promptly appoint a successor trustee with respect to the notes.

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act that will be incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY; GLOBAL SECURITIES

     The notes will be issued in the form of one or more global securities (each, a "Global Security") and will be deposited with The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., DTC's nominee.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such Global Security for all purposes under the indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders thereof under the indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by Beckman Coulter within 90 days, Beckman Coulter will issue individual notes in certificated form in exchange for the Global Securities. In addition, Beckman Coulter may at any time, and in its sole discretion, determine not to have any notes represented by one or more Global Securities, and, in such event, will issue individual notes in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual notes in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons. DTC will act as securities depository for the notes.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to received a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the action. Transfers of ownership interests in notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, the notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC records reflect only the identity of the Direct Participants to whose accounts notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notice and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. consents or votes with respect to the notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal and interest payments on the notes are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the trustee or Beckman Coulter, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of Beckman Coulter or the trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Beckman Coulter or the trustee. Under such circumstances, in the event that a successor securities depository is not appointed, note certificates are required to be printed and delivered.

     Beckman Coulter may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Beckman Coulter believes to be reliable, but Beckman Coulter takes no responsibility for the accuracy thereof. Unless stated otherwise in this Prospectus Supplement, the underwriters or agents with respect to a series of notes issued as Global Securities will be Direct Participants in DTC.

     None of Beckman Coulter, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records.

                                  UNDERWRITING

     Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                             OF THE NOTES
                        -----------                           ----------------
Salomon Smith Barney Inc. ..................................
Morgan Stanley & Co. Incorporated...........................
                                                                  -------
          Total.............................................      $
                                                                  =======

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a
concession not to exceed           % of the principal amount of the notes. The
underwriters may allow, and dealers may reallow a concession not to exceed
          % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discount and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                  PAID BY
                                                              BECKMAN COULTER
                                                              ---------------
Per note....................................................             %

     Some of the underwriters, including Salomon Smith Barney Inc., are affiliates of banks that are lenders under our Credit Facility and such affiliates will receive repayment of amounts outstanding thereunder from the net proceeds of the offering that are, in the aggregate, more than 10% of the net proceeds of the offering. The notes are therefore being offered pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over allotment, syndicate covering transactions and stabilizing transactions. Over allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchase of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be $          .

     The underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Citibank, N.A., the trustee for the notes, is an affiliate of Salomon Smith Barney Inc.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make because of any of these liabilities.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance and sale of the notes will be passed upon for us by Latham & Watkins, Los Angeles, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Beckman Coulter, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                  $500,000,000

                             BECKMAN COULTER, INC.
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                           COMMON STOCK AND WARRANTS

                           -------------------------

     We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

     Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

     We may offer and sell the following securities:

     - debt securities, which may be senior or subordinated debt securities and which may be guaranteed by certain of our subsidiaries

     - preferred stock

     - preferred stock represented by depositary shares

     - common stock

     - warrants to purchase debt securities, common stock, preferred stock or depositary shares.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

                 The date of this prospectus is April 27, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Where You Can Find More Information.........................    1
Incorporation of Certain Documents by Reference.............    2
Forward-Looking Statements..................................    2
Beckman Coulter.............................................    3
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Securities...................................    4
Description of Debt Securities..............................    4
Description of Common Stock and Preferred Stock.............   13
Description of Depositary Shares............................   16
Description of Warrants.....................................   20
Plan of Distribution........................................   22
Legal Matters...............................................   23
Experts.....................................................   23

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $500,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

     When we refer to "we," "our" and "us" in this prospectus, we mean Beckman Coulter, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange (NYSE: BEC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We have a web site whose address is http://www.beckmancoulter.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

     This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

     - Our Annual Report on Form 10-K filed with the SEC on March 13, 2001; and

     - all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

                               Investor Relations
                             Beckman Coulter, Inc.
                                 P.O. Box 3100
                            4300 N. Harbor Boulevard
                        Fullerton, California 92834-3100
                                 (714) 773-7917

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the SEC and the following:

     - the effect of economic, credit and capital market conditions in general and on companies engaged in the clinical diagnostic and life science research markets in particular;

     - the impact of competition;

     - changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies; and

     - changes in customer demand.

     Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                                BECKMAN COULTER

     Beckman Coulter simplifies and automates laboratory processes used in all phases of the battle against disease. We design, manufacture and market systems which consist of instruments, chemistries, software and supplies that meet a variety of laboratory needs. Our products are used in a range of applications, from instruments used for pioneering medical research, clinical trials and drug discovery to diagnostic tools found in hospitals and physicians' offices. We compete in market segments that totaled approximately $31 billion in 1999 annual sales worldwide, and we currently have products which address approximately half of that market.

     Our product lines include virtually all blood tests routinely performed in hospital laboratories and a range of systems for medical and pharmaceutical research. We offer a wide range of instrument systems and related products, including reagents, consumables, accessories, and support services in both the clinical diagnostics and the life science research segments. We have more than 175,000 systems operating in laboratories around the world, and in 2000 approximately 64% of our revenues came from after-market customer purchases of operating supplies, chemistry kits, and service. We market our products in approximately 130 countries, and approximately 45% of our 2000 revenues were generated outside the United States.

     The two primary segments which we serve are the clinical diagnostics market and the life science research market. Clinical diagnostics encompasses the detection and monitoring of disease by means of laboratory evaluation and analysis of bodily fluids, cells and other substances from patients. Our clinical diagnostics customers include hospital clinical laboratories, physicians' offices and group practices, and commercial reference laboratories (large central laboratories to which hospitals and physicians refer tests). Life science research is the study of the characteristics, behavior and structure of living organisms and their component systems. Our life science research customers include universities conducting academic research, medical research laboratories, pharmaceutical companies and biotechnology firms.

     Our principal executive offices are located at 4300 N. Harbor Boulevard, Fullerton, California 92835, and our telephone number is (714) 871-4848.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and other acquisitions. We may invest funds not required immediately for such purposes in short-term investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges are as follows for the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                      2000    1999    1998    1997    1996
                                                      ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..................  2.9     2.6     1.4      --(*)  5.0

-------------------------
* Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $251.9 million.

     We have computed the ratio of earnings to fixed charges by dividing earnings (loss) before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and a portion of rent expense deemed representative of the interest factor.

                           DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See
"-- Subordination" below.

     For more information about the securities offered by us, please refer to:

     - the indenture between us and Citibank, N.A., as trustee, relating to the issuance of each series of senior debt securities by us;

     - the indenture ("subordinated indenture") between us and Bank One Trust Company, N.A., as trustee, relating to the issuance of each series of subordinated debt securities by us.

     Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The trustee under each indenture is referred to as the "indenture trustee." The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution.

     Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

     Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

GENERAL

     We may issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     The debt securities will be unsecured obligations.

     Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of Beckman Coulter or in one or more officer's certificates of Beckman Coulter pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

          (a) the title of the debt securities;

          (b) any limit upon the principal amount of the debt securities;

          (c) the date or dates on which principal will be payable or how to determine the dates;

          (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

          (e) any obligation or option of Beckman Coulter to redeem, purchase or repay debt securities, or any option of the registered holder to require Beckman Coulter to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

          (f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

          (g) any provision relating to deferral of interest payments;

          (h) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

          (i) the terms of any guarantees of the debt securities; and

          (j) any other terms of the debt securities. (See Section 301.)

PAYMENT OF DEBT SECURITIES -- INTEREST

     Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

     However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

          (a) We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

          (b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307.)

PAYMENT OF DEBT SECURITIES -- PRINCIPAL

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

     In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

FORM; TRANSFERS; EXCHANGES

     The debt securities will be issued:

          (a) only in fully registered form;

          (b) without interest coupons; and

          (c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

     You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

     In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

REDEMPTION

     We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

     Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 1106.)

     We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

EVENTS OF DEFAULT

     An "event of default" occurs with respect to debt securities of any series if:

          (a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

          (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

          (c) we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 25% of the principal amount of debt securities of the affected series;

          (d) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

          (e) any other event of default specified in the prospectus supplement occurs. (See Section 501.)

     No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

REMEDIES

Acceleration

     If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

     After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

          (a) we pay or deposit with the indenture trustee a sum sufficient to pay

             (1) all overdue interest;

             (2) the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

             (3) interest on overdue interest to the extent lawful;

             (4) all amounts due to the indenture trustee under the indenture;
        and

          (b) all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 502.)

     For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

Control by Registered Holders; Limitations

     Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

          (a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

          (b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

     If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

          (a) the registered holders' directions will not conflict with any law or the indenture; and

          (b) the registered holders' directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

     The indenture trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

     In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

          (a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

          (b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

          (c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series.

     Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

     However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

NOTICE OF DEFAULT

     The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

     We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indenture. (See Section 1005.)

WAIVER OF DEFAULT AND OF COMPLIANCE

     The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

     Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY; NO FINANCIAL COVENANTS

     Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1004.)

     We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

          (a) the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indenture, and

          (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See
     Section 801.)

     The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

MODIFICATION OF INDENTURE

     Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another entity to us; or

          (b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon us; or

          (c) to add any additional events of default for all or any series of debt securities; or

          (d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

          (e) to provide security for the debt securities of any series; or

          (f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

          (g) to provide for the issuance of bearer securities; or

          (h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

          (j) to change any place or places where

             (1) we may pay principal, premium and interest,

             (2) debt securities may be surrendered for transfer or exchange, or

             (3) notices and demands to or upon us may be served; or

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect. (See Section 901.)

     If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Beckman Coulter and the applicable indenture trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

     With Registered Holder Consent. We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby,

          (a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

          (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

          (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

     A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

MISCELLANEOUS

     The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

     We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

DEFEASANCE AND COVENANT DEFEASANCE

     The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

          (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

          (b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as "covenant defeasance."

     One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

     The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

     Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

RESIGNATION AND REMOVAL OF THE INDENTURE TRUSTEE; DEEMED RESIGNATION

     The indenture trustee may resign at any time by giving written notice to us.

     The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

     No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

     Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (See Section 610).

SUBORDINATION

     Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, or premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

     Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated indenture.

     If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

SUBSIDIARY GUARANTEES

     The terms and conditions of any subsidiary guarantees of our debt securities being offered will be set forth in a prospectus supplement. The obligations of each subsidiary guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal, state or foreign law. Unless we indicate differently in a prospectus supplement, the subordination provisions applicable to any subsidiary guarantee of subordinated indebtedness will be substantially similar to the subordination provisions applicable to such subordinated indebtedness as described above under "-- Subordination."

CONVERSION RIGHTS

     The terms and conditions of any debt securities being offered that are convertible into our common stock will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

GOVERNING LAW

     The indentures and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                                 DESCRIPTION OF
                        COMMON STOCK AND PREFERRED STOCK

     The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our Fifth Restated Certificate of Incorporation, our Amended and Restated Bylaws, and our Stockholder Protection Rights Agreement, dated February 4, 1999, between us and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and our Fifth Restated Certificate of Incorporation (the "Restated Certificate"). When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities set forth in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

     Pursuant to our Restated Certificate, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. At January 15, 2001, we had 59,766,459 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if:

     - prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

     - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

     - on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

PREFERRED STOCK

     Under the Restated Certificate, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

     - the number of shares constituting each class or series;

     - voting rights;

     - rights and terms of redemption (including sinking fund provisions);

     - dividend rights and rates;

     - dissolution;

     - terms concerning the distribution of assets;

     - conversion or exchange terms;

     - redemption prices; and

     - liquidation preferences.

     All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

     We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

     - The title and stated value of the preferred stock;

     - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

     - Whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

     - The procedures for any auction and remarketing, if any, for the preferred stock;

     - The provisions for a sinking fund, if any, for the preferred stock;

     - The provision for redemption, if applicable, of the preferred stock;

     - Any listing of the preferred stock on any securities exchange;

     - The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

     - Voting rights, if any, of the preferred stock;

     - Whether interests in the preferred stock will be represented by depositary shares;

     - A discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

     - The relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

     - Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     - Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

     - senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

     - on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

     - junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term "equity securities" does not include convertible debt securities.

PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS

     On February 4, 1999, our Board of Directors adopted a Stockholder Protection Rights Agreement ("Rights Plan") and declared a dividend distribution of one Right on each outstanding share of our common stock. Stockholders may transfer the Rights with the common stock only until they become exercisable.

     Generally, the Rights become exercisable only if a person or group (subject to certain exceptions stated in the Rights Plan) acquires 15% or more of the then outstanding shares of common stock or announces a tender offer which would result in ownership by a person or group of 15% or more of the then outstanding shares of common stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $200.

     If we are acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right's then current price, a number of common shares having a then current market value of twice the Right's exercise price.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of our common stock (subject to certain exceptions stated in the Rights Plan) and prior to an acquisition of 50% or more of our common stock, our board of directors may exchange the Rights (other than Rights owned by the person or group), in whole or in part, at an exchange ratio described in the Rights Plan.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of our common stock, the Rights are redeemable for $.01 per Right at the option of the board of directors.

REGISTRAR AND TRANSFER AGENT

     EquiServe, First Chicago Trust Division, is the registrar and transfer agent for the common stock.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

     From and after the date fixed for redemption:

     - all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

     - the depositary shares called for redemption will no longer be deemed to be outstanding; and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed;

     - there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

     - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), depositary shares ("depositary shares warrants") or common stock ("common stock warrants," collectively with the debt warrants, the preferred stock warrants and the depositary shares warrants ("warrants")). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

     - the title of the debt warrants;

     - the aggregate number of the debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

     - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

     - the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

     - the maximum or minimum number of the debt warrants which may be exercised at any time;

     - a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

     - any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

OTHER WARRANTS

     We will describe in the applicable prospectus supplement the terms of the preferred stock warrants, depositary shares warrants and common stock warrants being offered, including the following:

     - the title of the warrants;

     - the securities for which the warrants are exercisable;

     - the price or prices at which the warrants will be issued;

     - the number of the warrants issued with each share of preferred stock, common stock or depositary share;

     - any provisions for adjustment of the number or amount of shares of preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

     - if applicable, the date on and after which the warrants and the related preferred stock, common stock or depositary shares will be separately transferable;

     - if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     - the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

     - the maximum or minimum number of the warrants which may be exercised at any time.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock, common stock or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus from time to time in one or more transactions:

     - to purchasers directly;

     - to underwriters for public offering and sale by them;

     - through agents;

     - through dealers; or

     - through a combination of any of the foregoing methods of sale.

     We may distribute the securities from time to time in one or more transactions at:

     - a fixed price or prices, which may be changed;

     - market prices prevailing at the time of sale;

     - prices related to such prevailing market prices; or

     - negotiated prices.

DIRECT SALES

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

TO UNDERWRITERS

     The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

     Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

THROUGH AGENTS AND DEALERS

     We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

DELAYED DELIVERY CONTRACTS

     If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

     The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

GENERAL INFORMATION

     Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

     Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

                                 LEGAL MATTERS

     Latham & Watkins will pass upon the validity of the securities offered hereby for Beckman Coulter.

                                    EXPERTS

     The consolidated financial statements and schedule of Beckman Coulter, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

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                              $

                             BECKMAN COULTER, INC.

                                     % SENIOR NOTES DUE 2011

                             [BECKMAN COULTER LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                          , 2001
                                  ------------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                              MORGAN STANLEY

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